SECURITIES & EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

SCHEDULE 13G
(Rule 13d-102)
Amendment No. 1*

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO 13d-2(b) UNDER THE SECURITIES EXCHANGE ACT OF 1934

VITESSE SEMICONDUCTOR CORP.
(Name of Issuer)

Common Stock, $0.01 par value
(Title of Class of Securities)

928497106
(CUSIP Number)

31 December 2009
(Date of event which requires filing of this statement)

Check the appropriate box to designate the rule pursuant to which this Schedule 13G is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)

Page 1 of 11 Pages
________________
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 928497106               13G                    Page 2 of 11 Pages

______________________________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
Empire Capital Partners, L.P.
______________________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
______________________________________________________________________________________
     (3)    SEC USE ONLY
______________________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
______________________________________________________________________________________
NUMBER OF                                      (5)  SOLE VOTING POWER
-0-
SHARES         __________________________________________________________________________

BENEFICIALLY                                  (6)  SHARED VOTING POWER
4,306,529 Common Stock Shares
OWNED BY  __________________________________________________________________________

EACH                                      (7)  SOLE DISPOSITIVE POWER
-0-
REPORTING     ________________________________________________________________________

PERSON WITH                                    (8)  SHARED DISPOSITIVE POWER
4,306,529 Common Stock Shares
______________________________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
4,306,529
______________________________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                    [   ]
______________________________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
1.1%
______________________________________________________________________________________

     (12)    TYPE OF REPORTING PERSON **
PN
______________________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 928497106               13G                    Page 3 of 11 Pages

______________________________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
Empire GP, L.L.C.
______________________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
______________________________________________________________________________________
     (3)    SEC USE ONLY
______________________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
______________________________________________________________________________________
NUMBER OF                                      (5)  SOLE VOTING POWER
 -0-
SHARES         __________________________________________________________________________

BENEFICIALLY                                  (6)  SHARED VOTING POWER
4,306,529 Common Stock Shares
OWNED BY       ________________________________________________________________________

EACH                                     (7)  SOLE DISPOSITIVE POWER
-0-
REPORTING      ________________________________________________________________________

PERSON WITH                                   (8)  SHARED DISPOSITIVE POWER
4,306,529 Common Stock Shares
______________________________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
4,306,529
______________________________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                 [ ]
______________________________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
1.1%
______________________________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
OO
______________________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 928497106               13G                    Page 4 of 11 Pages

______________________________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                                                                                      Empire Capital Management, L.L.C.
______________________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
______________________________________________________________________________________
     (3)    SEC USE ONLY
______________________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
______________________________________________________________________________________
NUMBER OF                                      (5)  SOLE VOTING POWER
 -0-
SHARES    ____________________________________________________________________________

BENEFICIALLY                                   (6)  SHARED VOTING POWER
9,573,487 Common Stock Shares
OWNED BY __________________________________________________________________________

EACH                                     (7)  SOLE DISPOSITIVE POWER
-0-
REPORTING    _________________________________________________________________________

PERSON WITH                                    (8)  SHARED DISPOSITIVE POWER
9,573,487 Common Stock Shares
______________________________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
9,573,487
______________________________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **               [ ]
______________________________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
2.4%
______________________________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
OO
______________________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 928497106               13G                    Page 5 of 11 Pages

______________________________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
Scott A. Fine
______________________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
______________________________________________________________________________________
     (3)    SEC USE ONLY
______________________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
United States
______________________________________________________________________________________
NUMBER OF                                     (5)  SOLE VOTING POWER
 -0-
SHARES     ____________________________________________________________________________

BENEFICIALLY                                   (6)  SHARED VOTING POWER
13,880,016 Common Stock Shares
OWNED BY ___________________________________________________________________________

EACH                                     (7)  SOLE DISPOSITIVE POWER
-0-
REPORTING      ________________________________________________________________________

PERSON WITH                                   (8)  SHARED DISPOSITIVE POWER
13,880,016 Common Stock Shares
______________________________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
13,880,016
______________________________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                                                                                                 [ ]
______________________________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
3.4%
______________________________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
IN
______________________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 928497106               13G                    Page 6 of 11 Pages

______________________________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
Peter J. Richards
______________________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
______________________________________________________________________________________
     (3)    SEC USE ONLY
______________________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
United States
______________________________________________________________________________________
NUMBER OF                                      (5)  SOLE VOTING POWER
 -0-
SHARES     ____________________________________________________________________________

BENEFICIALLY                                   (6)  SHARED VOTING POWER
13,880,016 Common Stock Shares
OWNED BY __________________________________________________________________________

EACH                                      (7)  SOLE DISPOSITIVE POWER
-0-
REPORTING __________________________________________________________________________

PERSON WITH                                    (8)  SHARED DISPOSITIVE POWER
13,880,016 Common Stock Shares
______________________________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
13,880,016
______________________________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                   [ ]
______________________________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
3.4%
______________________________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
IN
______________________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 928497106               13G                    Page 7 of 11 Pages

Item 1(a).     Name of Issuer:

     The name of the issuer is VITESSE SEMICONDUCTOR CORP. (the “Company”).

Item 1(b).     Address of Issuer's Principal Executive Offices:

     The Company's principal executive offices are located at 741 Calle Plano, Camarillo, CA 93012.

Item 2(a).     Name of Person Filing:

     This statement is filed by:
(i)	Empire Capital Partners, LP, a Delaware limited partnership (“Empire Capital”), with respect to the shares of Common Stock (as defined below) directly owned by it;

(ii)	Empire GP, LLC, a Delaware limited liability company (“Empire GP”), with respect to the shares of Common Stock directly owned by Empire Capital;

(iii)
Empire Capital Management, LLC, a Delaware limited liability company (“Empire Management”) with respect to the shares of Common Stock directly owned by Empire Capital Partners, LTD (the “Empire Overseas Fund”), Charter Oak Partners, LP, Charter Oak Partners II, LP and Charter Oak Master Fund, LP (the “Charter Oak Funds”) and Empire Capital Partners Enhanced Master Fund, LTD (the “Enhanced Master Fund”);

(iv)	Mr. Scott A. Fine (“Mr. Fine”) with respect to the shares of Common Stock and directly owned by Empire Capital, the Empire Overseas Fund, the Charter Oak Funds and the Enhanced Master Fund; and

(v)	Mr. Peter J. Richards (“Mr. Richards”) with respect to the shares of Common Stock directly owned by Empire Capital, the Empire Overseas Fund, the Charter Oak Funds and the Enhanced Master Fund.

The foregoing persons are hereinafter sometimes collectively referred to as the “Reporting Persons.”  Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

CUSIP No. 928497106               13G                    Page 8 of 11 Pages

Item 2(c).     Citizenship:

Empire Capital is a limited partnership organized under the laws of the State of Delaware.  Each of Empire GP and Empire Management is a limited liability company organized under the laws of the State of Delaware.  Messrs. Fine and Richards are each a United States citizen.

Item 2(d).     Title of Class of Securities:

                Common Stock $0.01 par value (the “Common Stock”)

Item 2(e).  CUSIP Number:   928497106

Item 3.  If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

          (a) [ ]   Broker or dealer registered under Section 15 of the Act,

          (b) [ ]   Bank as defined in Section 3(a)(6) of the Act,

          (c) [ ]   Insurance Company as defined in Section 3(a)(19) of the Act,

          (d) [ ]   Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e) [ ]   Investment Adviser in accordance with Rule 13d-1 (b)(1)(ii)(E),

          (f) [ ]   Employee Benefit Plan or Endowment Fund in accordance with 13d-1 (b)(1)(ii)(F),

          (g) [ ]   Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),

          (h) [ ]   Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

(i) [ ]   Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j) [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to 13d-1(c), check this box:  [x]

CUSIP No. 928497106               13G                    Page 9 of 11 Pages

Item 4.   Ownership.

A.           Empire Capital Partners, L.P. and Empire GP, L.L.C.
(a) Amount beneficially owned:                                                            4,306,529 Common Stock
(b) Percent of class:                                                                        1.1%
The percentages used herein and in the rest of Item 4 are calculated based upon the 403,841,802 shares of Common Stock issued and outstanding as of December 11, 2009 as reflected in the Company's Form 10-K filed on December 14, 2009.
 (c)            (i) Sole power to vote or direct the vote:                                    -0-
(ii) Shared power to vote or direct the vote:                                4,306,529 Common Stock
 (iii) Sole power to dispose or direct the disposition:                 -0-
(iv) Shared power to dispose or direct the disposition:             4,306,529

Empire Capital has the power to dispose of and the power to vote the shares of Common Stock beneficially owned by it, which power may be exercised by its general partner, Empire GP.  Empire GP does not directly own any shares of Common Stock.  By reason of the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 (the “Act”), Empire GP may be deemed to own beneficially the shares owned by Empire Capital.

B.           Empire Management
(a) Amount beneficially owned:                                                              9,573,487 Common Stock
(b) Percent of class:                                                                     2.4%
(c) (i) Sole power to vote or direct the vote:                                         -0-
(ii) Shared power to vote or direct the vote:                                         9,573,487 Common Stock
(iii) Sole power to dispose or direct the disposition:                           -0-
(iv) Shared power to dispose or direct the disposition:                      9,573,487

The Empire Overseas Fund, the Charter Oak Funds and the Enhanced Master Fund each have the power to dispose of and the power to vote the shares of Common Stock beneficially owned by them, which power may be exercised by their investment manager, Empire Management.  Empire Management does not directly own any shares of Common Stock.  By reason of the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 (the “Act”), Empire Management may be deemed to own beneficially the shares owned by the Empire Overseas Fund, the Charter Oak Funds and the Enhanced Master Fund.

C.           Scott A. Fine
(a) Amount beneficially owned:                                                              13,880,016 Common Stock
(b) Percent of class:                                                                              3.4%
(c) (i) Sole power to vote or direct the vote:                                         -0-
(ii) Shared power to vote or direct the vote:                                         13,880,016 Common Stock
(iii) Sole power to dispose or direct the disposition:                           -0-
(iv) Shared power to dispose or direct the disposition:                      13,880,016

Messrs. Fine and Richards, as Members, direct the operations of Empire GP and Empire Management.  By reason of the provisions of Rule 13d-3 of the Act, each may be deemed to beneficially own the shares beneficially owned by Empire Capital, the Empire Overseas Fund, the Charter Oak Funds and the Enhanced Master Fund.

CUSIP No. 928497106               13G                    Page 10 of 11 Pages

D.           Peter J. Richards
(a) Amount beneficially owned:                                                        13,880,016 Common Stock
(b) Percent of class:                                                                             3.4%
(c) (i) Sole power to vote or direct the vote:                                    -0-
(ii) Shared power to vote or direct the vote:                                    13,880,016 Common Stock
(iii) Sole power to dispose or direct the disposition:                      -0-
(iv) Shared power to dispose or direct the disposition:                 13,880,016

Messrs. Fine and Richards, as Members, direct the operations of Empire GP and Empire Management.  By reason of the provisions of Rule 13d-3 of the Act, each may be deemed to beneficially own the shares beneficially owned by Empire Capital, the Empire Overseas Fund, the Charter Oak Funds and the Enhanced Master Fund.

Item 5.     Ownership of Five Percent or Less of a Class.

Empire Capital, Empire GP, Empire Management, the Empire Overseas Fund, the Charter Oak Funds and Enhanced Master Fund no longer own shares in excess of five percent of a class of these securities.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.     Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.

Item 8.  Identification and Classification of Members of the Group.

     Not applicable.

Item 9.  Notice of Dissolution of Group.

     Not applicable.

CUSIP No. 928497106               13G                    Page 11 of 11 Pages

Item 10.  Certification.

     Each of the Reporting Persons hereby makes the following certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  16 February 2010

                                    By:            /s/ Scott A. Fine
                                                      Scott A. Fine
  As member of Empire GP, L.L.C. and Empire Capital Management, L.L.C.

          By:    /s/ Peter J. Richards
                                                       Peter J. Richards
  As member of Empire GP, L.L.C. and Empire Capital Management, L.L.C.